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                                                                      Exhibit 99

For Immediate Release                  Contact:  Kathleen Bruegenhemke
                                       Senior Vice President, Investor Relations
                                       TEL: 573.761.6100   FAX: 573.761.6272

                       EXCHANGE NATIONAL BANCSHARES, INC.
                     OF JEFFERSON CITY, MISSOURI, ANNOUNCES
              YEAR 2004 ANNUAL EARNINGS OF $1.98 PER DILUTED SHARE


         JEFFERSON CITY, MO, February 11, 2005 - Today, Exchange National Bancshares, Inc. (NASDAQ: EXJF) reported 2004 diluted earnings of $1.98 per share compared to $2.15 per share in 2003.

For the twelve months ended December 31, 2004, Exchange National Bancshares, Inc. earned $1.98 per diluted share, down 8% from diluted earnings per share of a year earlier. Net income for the twelve months ended December 31, 2004 of $8,305,000 decreased $739,000 when compared to year end 2003.

In commenting on earnings, James E. Smith, Chairman and CEO said, "Net interest income increased $1,580,000 compared to the same period in 2003 due to an increase in the volume of earning assets. Increases in net interest income were offset by a $971,000 decrease in non-interest income and a $1,847,000 increase in non-interest expense which is primarily associated with increased staffing in our retail network, costs incurred to document internal controls as required by newly imposed Sarbanes-Oxley regulation and expenses associated with the timing of tax payments on the company's real estate investment trust. The decrease in other non-interest income results largely from reduced gains on sale of mortgage loans due to fewer refinancings."

For the year, return on average equity was 9.16% and the return on average assets was 0.93% compared to 10.45% and 1.09%, respectively for 2003.

Comparing December 31, 2004 balances to December 31, 2003, total assets increased 5.51% to $923,874,000. Total loans grew 9.29% to $629,141,000, while investment securities decreased 9.12% to $171,718,000. Total deposits increased 9.22% to $726,649,000. During the same period, stockholders' equity increased 4.54% to $91,771,000 or 9.93% of total assets.

Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee's Summit, Branson, Windsor, Collins and Osceola; and Osage Valley Bank of Warsaw.



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FINANCIAL SUMMARY

(unaudited)

Balance sheet information:                         December 31, 2004      December 31, 2003

          Loans, net of allowance
              for loan losses                         $629,141,036          $575,651,786

          Debt and equity securities                   171,717,635           188,955,832

          Total assets                                 923,874,270           875,595,992

          Deposits                                     726,649,476           665,261,965

          Stockholders' equity                          91,770,783            87,782,744

                                                      Twelve Months          Twelve Months
                                                   Ended Dec. 31, 2004    Ended Dec. 31, 2003
Statement of income information:

          Total interest income                        $41,090,596           $38,922,114

          Total interest expense                        13,386,911            12,798,341

          Net interest income                           27,703,685            26,123,773

          Provision for loan losses                        942,000             1,092,000

          Noninterest income                             5,732,557             6,704,013

          Noninterest expense                           20,382,706            18,536,007

          Income taxes                                   3,806,556             4,155,865

          Net income                                     8,304,980             9,043,914



Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.



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